Exhibit 2.1

Execution Version

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

CERBERUS TELECOM ACQUISITION CORP.,

KING PUBCO, INC.,

KING CORP MERGER SUB, INC.,

KING LLC MERGER SUB, LLC

AND

MAPLE HOLDINGS INC.

dated as of

March 12, 2021

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EXHIBITS

Exhibit A	–	Company Holder Support Agreement
Exhibit B	–	Sponsor Support Agreement
Exhibit C	–	Form of Pubco Charter
Exhibit D	–	Form of Pubco Bylaws
Exhibit E	–	Form of Investor Rights Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 12, 2021, by and among Cerberus Telecom Acquisition Corp. (“Acquiror”), a Cayman Islands exempted company, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, and Maple Holdings Inc. (the “Company”), a Delaware corporation. Acquiror, Pubco, Corp Merger Sub, LLC Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in the Cayman Islands and formed to acquire one or more operating businesses through a Business Combination (as defined below);

WHEREAS, Pubco is a newly formed wholly owned direct subsidiary of the Sponsor;

WHEREAS, LLC Merger Sub is a newly formed wholly owned direct subsidiary of Pubco;

WHEREAS, on the day immediately prior to the Closing Date and on the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the Limited Liability Company Act of the State of Delaware (as amended, “DLLCA”) and other applicable Laws, Acquiror will merge with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger, as a result of which, among other things, (i) each class A ordinary share of Acquiror, par value $0.0001 (“Acquiror Class A Shares”) outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of common stock, par value $0.0001 (“Pubco Common Stock”) of Pubco on identical terms, (ii) each class B ordinary share of Acquiror, par value $0.0001 (“Acquiror Class B Share”) outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock on identical terms, and (iii) each outstanding warrant (“Acquiror Warrant”) to purchase Acquiror Class A Shares outstanding immediately prior to the Pubco Merger will become a warrant of Pubco (“Pubco Warrant”) exercisable for shares of Pubco Common Stock on identical terms

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Pubco Merger), each of the Parties intends that (i) the Pubco Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder to which Acquiror and Pubco are parties under Section 368(b) of the Code and (ii) this Agreement be and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, on the Closing Date (as defined below) and immediately prior to the First Merger (as defined below) and on terms and subject to the conditions of a contribution agreement between Sponsor and Pubco in the form to be agreed to by Acquiror and the Company, Sponsor will contribute 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco;

WHEREAS, following the Corp Merger Sub Contribution, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), the DLCCA and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) Corp Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Merger Sub being the surviving entity of the Second Merger (LLC Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement, a copy of which is attached as Exhibit A hereto, pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, in each case, to which the Company is a party;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Pubco and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions to which the Company is a party, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions to which the Company is a party, including the First Merger, be approved and adopted by the stockholders of the Company;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement providing for the Pubco Merger and the Mergers, (ii) approved this Agreement, the Plan of Merger and the Transactions, including the Pubco Merger and the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement, the Plan of Merger and the Transactions, including the Pubco Merger and the Mergers, be approved and adopted by the Acquiror Shareholders (the “Acquiror Board Recommendation”);

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Shareholders to have their outstanding shares of Acquiror Class A Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company, Acquiror and Pubco have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit B hereto;

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Pubco Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Pubco Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $225,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein;

WHEREAS, immediately prior to the closing of the PIPE Investment, Pubco shall (i) subject to obtaining the Acquiror Shareholder Approval, amend and restate the certificate of incorporation of Pubco to be substantially in the form of Exhibit C attached hereto (the “Pubco Charter”), and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit D attached hereto (the “Pubco Bylaws”); and

WHEREAS, at the Closing, the Sponsor, Pubco, the Company, certain of the Pre-Closing Holders and certain other parties will enter into an Investor Rights Agreement, substantially in the form of Exhibit E attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 7.11.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Arrangements” has the meaning specified in Section 7.04.

“Acquiror Board Recommendation” has the meaning specified in the recitals hereto.

“Acquiror Class A Shares” has the meaning specified in the recitals hereto.

“Acquiror Class A Unit” has the meaning specified in Section 6.12.

“Acquiror Class B Shares” has the meaning specified in the recitals hereto.

“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Acquiror Counsel” has the meaning specified in Section 12.17(a).

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Group” has the meaning specified in Section 12.17(a).

“Acquiror Parties” means Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror Disclosure Letter. For the avoidance of doubt, the Acquiror Party Representations are solely made by each of Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub.

“Acquiror Preferred Shares” means the preference shares, par value $0.0001 per share, of Acquiror.

“Acquiror Privileged Communications” has the meaning specified in Section 12.17(a).

“Acquiror Shareholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Shareholder Matters” has the meaning specified in Section 9.02(a)(v).

“Acquiror Shareholder Redemption” has the meaning specified in Section 9.02(a)(v).

“Acquiror Shareholders” means the holders of shares of Acquiror Shares.

“Acquiror Shares” means the Acquiror Class A Shares and the Acquiror Class B Shares.

“Acquiror Tail” has the meaning specified in Section 8.01(b).

“Acquiror Transaction Expenses” means (i) all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors, underwriters and consultants of Acquiror, 100% of any filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or Regulatory Law authorities of any other jurisdiction in connection with the Transactions, the cost of the Acquiror Tail to be obtained pursuant to Section 8.01 and 100% of the Transfer Taxes, in each case, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” has the meaning specified in the recitals hereto.

“Acquisition Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by

Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund or account affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its Subsidiaries; provided further, that in no event shall Acquiror or any of Acquiror’s Subsidiaries be considered an Affiliate of any portfolio company (other than Acquiror and its Subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of Acquiror nor shall any portfolio company (other than Acquiror and its Subsidiaries) of any investment fund or account affiliated with any equityholder of Acquiror (including Sponsor and its affiliates) be considered to be an Affiliate of Acquiror or any of its Subsidiaries.

“Affiliate Agreements” has the meaning specified in Section 5.25.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 4.02(b).

“Alternative PIPE Financing” has the meaning specified in Section 8.03(b).

“Alternative Subscription Agreement” has the meaning specified in Section 8.03(b).

“Anti-Corruption Laws” means any or all of: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable Laws related to combating bribery or corruption.

“Antitrust Division” has the meaning specified in Section 9.08(a).

“Articles of Association” means the amended and restated memorandum and articles of association of Acquiror adopted by Acquiror on October 21, 2020.

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Proposal” has the meaning specified in Section 9.03(b)

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Alpharetta, Georgia are authorized or required by Law to close.

“Certificates” has the meaning specified in Section 3.03(c).

“Change in Recommendation” has the meaning specified in Section 9.02(a)(vi).

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means the aggregate amount of cash payable in respect of (i) the Company A and B Preferred Stock in accordance with the Company’s Governing Documents, (ii) the Option Cash Consideration pursuant to Section 3.06, and (iii) the First LTIP Payment, in each case, as set forth on the Company Closing Statement.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means the Closing Cash Consideration plus the Closing Share Consideration.

“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Pubco Common Stock determined by dividing (a) an equity value equal to $346,000,000, by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company A and B Preferred Stock” means, collectively, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock.

“Company Bank Accounts” has the meaning specified in Section 3.03(b).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Closing Statement” has the meaning specified in Section 4.02(b).

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means the credit agreement dated as of December 21, 2018 among KORE Wireless, Maple Intermediate Holdings Inc., UBS AG, Stamford Branch, the lenders party thereto, and the other loan parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plans” means that certain Maple Holdings Inc. 2014 Equity Incentive Plan, as amended.

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.01 per share, of the Company, which shares have been designated as: (i) Series A Preferred Stock (the “Series A Preferred Stock)”, (ii) Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), (iii) Series B Preferred Stock (the “Series B Preferred Stock”) and (iv) Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” has the meaning specified in Section 5.20(f).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the First Merger and the transactions contemplated thereby and the making of any filings, notices or information statements in connection with the foregoing, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Company Tail” has the meaning specified in Section 8.01(b).

“Company Transaction Expenses” means all unpaid, whether accrued for or otherwise, fees, costs and expenses of the Company and its Subsidiaries incurred or accrued prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including, but not limited to, (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, (ii) any retention bonuses and transaction bonuses, including incentive program payments paid or payable to employees, directors or independent contractors of the Company or its Subsidiaries by or at the direction of the Company in connection with the Closing (including, in each case, the employer portion of any payroll or employment Taxes related to such amounts), and including the employer portion of any payroll or employment Taxes related to the Option Consideration, and (iii) the cost of the Company Tail to be obtained pursuant to Section 8.01; provided, however, that “Company Transaction Expenses” shall not include any (i) retention, severance or transaction payments or other payments pursuant to arrangements entered into by Acquiror or any of its Affiliates (or the Company at the direction of the Acquiror or any of its Affiliates) that is effect on or after the Closing Date, and (ii) the Second LTIP Payment.

“Company Warrants” means the warrants issued by the Company to purchase Company Common Stock.

“Compliance Laws” means Sanctions Laws, Anti-Corruption Laws and Export Control Laws.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Continuing Employee” has the meaning specified in Section 9.07(a).

“Contracts” means any legally binding contracts, agreements, subcontracts and leases, whether written or oral, and all material amendments, written modifications and written supplements thereto.

“Corp Merger Sub” has the meaning specified in the preamble hereto.

“Corp Merger Sub Contribution” has the meaning specified in the recitals hereto.

“Counsel” means each of Acquiror Counsel and Seller Counsel.

“COVID-19” means SARS-CoV-2 or COVID-19, any evolution or variations existing as of or following the date hereof, or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail” has the meaning specified in Section 8.01(b).

“DGCL” has the meaning specified in the recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the recitals hereto.

“Domestication Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Effect” has the meaning specified in the definition of “Material Adverse Effect”.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, including all those relating to the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (ii) which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Excluded Shares” has the meaning specified in Section 3.02(a)(i).

“Export Control Laws” means any or all of (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Final Prospectus” has the meaning specified in Section 6.06(a).

“FIRPTA Documentation” has the meaning specified in Section 7.05.

“First Certificate of Merger” has the meaning specified in Section 2.02(b).

“First Effective Time” has the meaning specified in Section 2.02(b).

“First LTIP Payment” means an amount not to exceed $1,050,000.

“First Merger” has the meaning specified in the recitals hereto.

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party to the extent based on the making of any representation or warranty by such Party in Article V or Article VI and any certificates delivered pursuant to this Agreement (in each case, as applicable).

“FTC” has the meaning specified in Section 9.08(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority including any supranational authority such as the European Union, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning, under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“Healthcare Information Laws” has the meaning specified in Section 5.11(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 8.09.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person, all (i) indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) that portion of the obligations with respect to capital leases in accordance with GAAP, (iv) the net settlement value of all interest rate or currency swaps, collars, caps, and similar hedging obligations or other derivative agreements and (v) all reimbursement or other obligations with respect to letters of credit, bank guarantees, bankers acceptances or similar instruments, in each case, solely to the extent drawn.

“Indemnitee Affiliates” has the meaning specified in Section 8.01(c).

“Intellectual Property” means all worldwide intellectual property and proprietary rights, existing now or in the future, in any jurisdiction, whether registered or unregistered, including, but not limited to rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), including the right to file other or further applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, improvements, reissues, continuations, continuations-in-part, revisions, divisional, extensions and re-examinations, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership and all registrations and applications for registration of such copyrights, together with all other interests accruing by reason of international copyright conventions, rights of endorsement, publicity and personality of individuals, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, designs, emblems, signs, insignia, slogans, symbols, all translations, adaptations, derivations and combinations of the foregoing and other similar designations of source or origin and general intangibles of like nature, whether or not registrable as a trademark in any given country, together with the goodwill of the business symbolized by or associated with any of the foregoing, and registrations and applications for registration of the foregoing, (e) rights in Software, (f) technical data, and databases, compilations and collections of technical data as well as analyses and other work product derived from technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable) and (h) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, and all products, proceeds, rights of recovery and revenues arising from or relating to any and all of the foregoing.

“Intentional Breach” means, with respect to any covenant or agreement in this Agreement, an action or omissions (including a failure to cure circumstances) taken or omitted to be taken that the breaching Party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such agreement or covenant.

“Interim Period” has the meaning specified in Section 7.01.

“Investor Rights Agreement” has the meaning specified in the recitals hereto.

“IT Systems” means any information technology and computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company, including any Software embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.11.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Leases” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Acquiror and the Company reasonably agree prior to the First Effective Time.

“Licensed Intellectual Property” has the meaning specified in Section 5.20(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LLC Merger Sub” has the meaning specified in the preamble hereto.

“LTIP” means the KORE Wireless Long-Term Cash Incentive Plan maintained by Kore Wireless Group Inc.

“LTIP Award” means an award of cash-based incentive award payable pursuant to the LTIP.

“M&A Contract” has the meaning specified in Section 5.12(a)(ii).

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any effect, occurrence, development, fact, condition or change (“Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement of this Agreement or any of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (v) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (vii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (viii) COVID-19, any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith, and (ix) the taking of any action expressly required by this Agreement or with the express written consent of Acquiror; provided that, in the case of clauses (i), (ii), (iv), (v) and (vi), such changes may be taken into account to the extent (but only to the extent) that such changes have had a materially disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or other entities operating in the industries and markets in which the Company and its Subsidiaries operate.

“Material Carriers” has the meaning specified in Section 5.24(c).

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Customers” has the meaning specified in Section 5.24(a).

“Material Suppliers” has the meaning specified in Section 5.24(b).

“Maximum Consideration” has the meaning specified in Section 3.02(d).

“Mergers” has the meaning specified in the recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning specified in Section 9.02(a)(i).

“Option Cancellation Agreement” means those option cancellation agreements entered into between the Company and holders of Company Options

“Option Cash Consideration” means $4,075,000.

“Option Consideration” means the aggregate amount of cash and stock payable in respect of the Option Cash Consideration and the Option Share Consideration.

“Option Share Consideration” means a portion of the Closing Share Consideration equal to the number of shares (rounded to the nearest whole share) of Pubco Common Stock determined by dividing (a) $4,325,000, by (b) $10.00.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Parties” and “Party” have the meanings specified in the preamble hereto.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property and (viii) Liens described on Section 1.01(a) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Plan of Merger” has the meaning specified in Section 2.02(a).

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock or Company Warrants as of the record date established by the board of directors of the Company for the First Merger.

“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including California Consumer Privacy Act (CCPA), and Payment Card Industry Data Security Standard (PCI-DSS), and any and all applicable Laws relating to breach notification in connection with Personal Information. “Privacy Laws” expressly excludes the Healthcare Information Laws.

“Privacy Policies” has the meaning specified in Section 5.20(i).

“Proxy Statement” has the meaning specified in Section 9.02(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.02(a)(i).

“Pubco” has the meaning specified in the preamble hereto.

“Pubco Bylaws” has the meaning specified in the recitals hereto.

“Pubco Charter” has the meaning specified in the recitals hereto.

“Pubco Common Stock” has the meaning specified in the recitals hereto.

“Pubco Merger” has the meaning specified in the recitals hereto.

“Pubco Merger Certificate of Merger” has the meaning specified in Section 2.02(a).

“Pubco Merger Effective Time” has the meaning specified in Section 2.02(a).

“Pubco Warrant” has the meaning specified in the recitals hereto.

“R&W Policy” has the meaning specified in Section 7.09.

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.02(a)(i).

“Regulatory Laws” has the meaning specified in Section 9.08(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Requisite Company Stockholders” means those stockholders listed on Section 1.01(b) of the Company Disclosure Letter, which represent, in the aggregate, the requisite majority of holders of Company Common Stock required to approve the Company’s entry into this Agreement and the First Merger.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second LTIP Payment” means an amount not to exceed $1,050,000.

“Second Merger” has the meaning specified in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning set forth in Section 12.17(b).

“Seller Group” has the meaning specified in Section 12.17(b).

“Seller Privileged Communications” has the meaning set forth in Section 12.17(b).

“Series A Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Series A-1 Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Series B Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Series C Convertible Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.02(a)(v).

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” has the meaning specified in the recitals hereto.

“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Summary Allocation Schedule” has the meaning specified in Section 4.02(c).

“Surrender Documentation” has the meaning specified in Section 3.03(c).

“Surviving Corporation” has the meaning specified in the recitals hereto.

“Surviving Entity” has the meaning specified in the recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Total Pre-Closing Holder Consideration” has the meaning specified in Section 3.01.

“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Exchange Agent Agreement, each Letter of Transmittal, the Pubco Charter, the Pubco Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules hereto and/or thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Pubco Merger and the Mergers.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Updated Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Waived 280G Benefits” has the meaning specified in Section 7.04.

“WARN Act” has the meaning specified in Section 5.14(b).

“Warrant Agreement” means that certain Warrant Agreement, dated October 26, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Cancellation Agreement” has the meaning specified in Section 3.03(c).

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” or “past practice” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period to be excluded.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” and phrases of similar import shall mean the actual knowledge of, in the case of the Company, the individuals identified on Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.03 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or Acquiror Shares shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or Acquiror Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock or the holders of Acquiror Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, Pubco, Corp Merger Sub or LLC Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the Pubco Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act and the DLLCA, Acquiror and LLC Merger Sub shall consummate the Pubco Merger, pursuant to which Acquiror shall be merged with and into LLC Merger Sub, following which the separate corporate existence of Acquiror shall cease and LLC Merger Sub shall continue as LLC Merger Sub after the Pubco Merger, such entity being a wholly owned subsidiary of Pubco (provided that references to Acquiror for periods after the Pubco Merger Effective Time shall include Pubco).

(b) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Corp Merger Sub and the Company shall consummate the First Merger, pursuant to which Corp Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Corp Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Pubco (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(c) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into LLC Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and LLC Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Pubco (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times.

(a) On the terms and subject to the conditions set forth herein, on the day immediately prior to the Closing Date, Pubco, Acquiror and LLC Merger Sub shall cause the Pubco Merger to be consummated by (i) filing the certificate of merger in the form to be agreed to by Acquiror and the Company (the “Pubco Merger Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and (ii) executing a plan of merger in the form to be agreed to by Acquiror and the Company (the “Plan of Merger”) and filing such Plan of Merger and other documents required under the Companies Act with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Companies Act (the time of the latter of such filings, or such later time as may be specified in the Pubco Merger Certificate of Merger, being the “Pubco Merger Effective Time”).

(b) On the terms and subject to the conditions set forth herein, on the Closing Date, but after the Corp Merger Sub Contribution, Pubco, the Company and Corp Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in the form to be agreed to by Acquiror and the Company (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, Pubco, the Surviving Corporation and LLC Merger Sub shall cause the Second Merger to be consummated by filing the certificate of merger in the form of Exhibit I to be agreed to by Acquiror and the Company (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03 Effect of the Pubco Merger. On the terms and subject to the conditions set forth herein, at the Pubco Merger Effective Time, by virtue of the Pubco Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) Acquiror Class A Shares. Each Acquiror Class A Share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those described in Section 2.03(e)) shall be automatically cancelled and extinguished and converted into one share of Pubco Common Stock, following which, all Acquiror Class A Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of Acquiror Class A Shares. The holders of Acquiror Class A Shares outstanding immediately prior to the Pubco Merger Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing Acquiror Class A Shares (other than those described in Section 2.03(e) below), if any, shall thereafter represent only the right to receive the same number of shares of Pubco Common Stock and shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 2.03(f).

(b) Acquiror Class B Shares. Each Acquiror Class B Share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those described in Section 2.03(e)) shall be automatically cancelled, extinguished and converted into one share of Pubco Common Stock, following which, all Acquiror Class B Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of Acquiror Class B Shares. The holders of Acquiror Class B Shares outstanding immediately prior to the Pubco Merger Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing Acquiror Class B Shares (other than those described in Section 2.03(e) below), if any, shall thereafter represent only the right to receive the same number of shares of Pubco Common Stock and shall be exchanged for a certificate (if requested in writing) representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 2.03(f).

(c) Acquiror Warrants. Each Acquiror Warrant issued and outstanding immediately prior to the Pubco Merger Effective Time will automatically become a Pubco Warrant exercisable (where a whole Pubco Warrant) for one share of Pubco Common Stock at the same exercise price per share and on the same terms in effect immediately prior to the Pubco Merger Effective Time, and the rights and obligations of Acquiror under the Warrant Agreement will be irrevocably assigned and assumed by Pubco.

(d) Acquiror Units. Each Acquiror Class A Unit shall for purposes of this Section 2.03 be deemed to be one Acquiror Class A Share and one-third of an Acquiror Warrant, in each case, without duplication of those Acquiror Class A Shares and Acquiror Warrants being converted pursuant to Section 2.03(a) and Section 2.03(c), respectively.

(e) Cancellation of Acquiror Shares Owned by Acquiror. If there are any shares of Acquiror that are owned by Acquiror or any Subsidiary of Acquiror, or that are held as treasury shares, in each case as of the Pubco Merger Effective Time, such shares shall automatically be canceled, retired and extinguished and shall cease to exist, without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Acquiror is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.03, none of Acquiror, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) General Effect. Without limiting the generality of the foregoing, and subject thereto, at the Pubco Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of LLC Merger Sub.

Section 2.04 Effect of the Mergers.

(a) At the Pubco Merger Effective Time, the effect of the Pubco Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Companies Act and the DLLCA.

(b) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Corp Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

(c) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.05 Governing Documents.

(a) Subject to Section 8.01, at the Pubco Merger Effective Time, the Governing Documents of Pubco shall be amended to change the name of Pubco to such name as is mutually agreed between the Company and Acquiror.

(b) Subject to Section 8.01, at the First Effective Time, the Governing Documents of the Surviving Corporation shall be amended in their entirety to read the same as the Governing Documents of Corp Merger Sub as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be such name as is mutually agreed between the Company and Acquiror.

(c) Subject to Section 8.01, at the Second Effective Time, the certificate of formation and operating agreement of LLC Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their respective terms and as provided by applicable Law, except that the name of the Surviving Entity shall be such name as is mutually agreed between the Company and Acquiror.

Section 2.06 Directors/Managers and Officers of Pubco, the Surviving Corporation and the Surviving Entity. Immediately after the Pubco Merger Effective Time, the board of directors and officers of Pubco shall be the same as the directors and officers of Acquiror. Immediately after the First Effective Time, the board of directors and officers of Pubco shall be determined in accordance with Section 8.08 and the board of directors of the Surviving Corporation shall be as Pubco may determine and the officers of the Surviving Corporation shall be the same as the officers of the Company. Immediately after the Second Effective Time, the governing body, if any, of the Surviving Entity shall be as Pubco may determine and the officers of the Surviving Entity shall be the same as the officers of the Surviving Corporation.

ARTICLE III

TOTAL PRE-CLOSING HOLDER CONSIDERATION; CONVERSION OF SECURITIES;

MERGER CONSIDERATION

Section 3.01 Total Pre-Closing Holder Consideration. The aggregate consideration to be paid at the Closing to (a) the Pre-Closing Holders and holders of Company Options as of the date hereof in respect of shares of Company Stock, Company Warrants or Company Options held by them as of immediately prior to the First Merger and (b) the recipients of the First LTIP Payment, shall consist of (i) the Closing Cash Consideration and (ii) the Closing Share Consideration (collectively, the “Total Pre-Closing Holder Consideration”).

Section 3.02 Effect of First Merger on Company Stock and Warrants.

(a) On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(i) Each share of Company Common Stock and Series C Convertible Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than, for the avoidance of doubt, any shares of Company Stock (i) held in the Company’s treasury or owned by the Company or any Subsidiary of the Company and (ii) held by stockholders of the Company who have validly perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i) and (ii), collectively, the “Excluded Shares”)) will be cancelled and automatically deemed for all purposes to represent the right to receive the applicable portion of the Closing Share Consideration set forth on the Allocation Schedule, without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement. The Allocation Schedule shall provide that each issued and outstanding share of Series C Convertible Preferred Stock shall receive, as merger consideration, such number of Pubco Common Stock equal to the Liquidation Value (as defined in the certificate of incorporation of the Company in effect as of the date hereof) of such Series C Convertible Preferred Stock divided by $10.00 and no other merger consideration of any kind.

(ii) Each Company Warrant issued and outstanding immediately prior to the First Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the applicable portion of the Closing Share Consideration set forth on the Allocation Schedule, without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement. The Allocation Schedule shall provide that each issued and outstanding Company Warrant shall receive for each share of Company Common Stock it is exercisable for, the same number of shares of Pubco Common Stock received in respect of each issued and outstanding share of Company Common Stock, net of the value of the per share exercise price of such Company Warrant.

(iii) Each share of Company A and B Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than, for the avoidance of doubt, any Excluded Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive the applicable portion of the Closing Cash Consideration set forth on the Allocation Schedule, without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement.

(iv) Each issued and outstanding share of common stock of Corp Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Corp Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(v) Each share of Company Stock held in the Company’s treasury or owned by the Company or any Subsidiary of the Company immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

(b) From and after the First Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Total Pre-Closing Holder Consideration as set forth in Section 3.02(a) in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Stock or the Company Warrants shall be made thereafter.

(c) Notwithstanding anything in this Agreement to the contrary no fraction of a share of Pubco Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by a Pre-Closing Holder) shall, (i) if the aggregate amount of such fraction of a share is equal to or exceeds 0.50, be rounded up to the nearest whole share, and (ii) if the aggregate amount of such fraction of a share is less than or equal to 0.50, be rounded down to the nearest whole share.

(d) The Company acknowledges and agrees that (i) the Total Pre-Closing Holder Consideration is being allocated among the Pre-Closing Holders, the holders of Company Options and the recipients of the First LTIP Payment pursuant to the Allocation Schedule to be delivered to Acquiror in connection with the Company Closing Statement pursuant to Section 4.02(b) and such allocation (x) in respect of (A) the Company Stock and Company Warrants will be made in accordance with the Governing Documents of the Company (and, in the case of the payment of the Closing Share Consideration to be paid in respect of the Series C Convertible Preferred Stock, the Company Common Stock, and the Company Warrants, in accordance with such Governing Documents, after giving effect to the cancellation of the Company A and B Preferred Stock in exchange for the right of the holders thereof to receive the payment of the applicable portion of the Closing Cash Consideration set forth on the Allocation Schedule, as though the Closing Share Consideration less the Option Share Consideration were distributed in a liquidation of the Company) and applicable Law, (B) the Company Options will be made in accordance with the Option Cancellation Agreements, and (C) the First LTIP Payment will be made in accordance with the Allocation Schedule, and (y) will set forth (A) the number and class of Equity Securities owned by each Pre-Closing Holder, and (B) the portion of the Closing Cash Consideration and/or the Closing Share Consideration, as applicable, allocated and payable to each Pre-Closing Holder, holder of Company Options and recipients of the First LTIP Payment, (ii) subject to the immediately following sentence, notwithstanding anything in this Agreement to the contrary, in no event shall the consideration payable by Acquiror under this Agreement in connection with the Transactions in respect of all outstanding shares of Company Stock, Company Warrants, Company Options and the First LTIP Payment exceed (A) an amount in cash equal to the Closing Cash Consideration and (B) a number of shares of Pubco Common Stock equal to the Closing Share Consideration (which, for the avoidance of doubt, includes the Option Share Consideration) (the “Maximum Consideration”) and (iii) to the extent the Allocation Schedule provided by the Company provides for aggregate consideration in excess of the Maximum Consideration, the Parties shall work together in good faith to correct such errors prior to the Closing. In no event shall the immediately preceding sentence in any way be construed to limit or otherwise modify the Second LTIP Payment or the grant of the Future Vesting Awards (as defined in the Company Disclosure Letter). Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Total Pre-Closing Holder Consideration in accordance with Section 3.03(a) and Section 3.03(b) and completion of the transactions contemplated with respect to Company Options in Section 3.06, Acquiror and its respective Affiliates shall be deemed to have irrevocably satisfied all obligations outstanding as of the Closing Date with respect to the payment of the Total Pre-Closing Holder Consideration, and none of them shall have (i) any further obligations to any Pre-Closing Holder, holder of Company Options or recipients of the First LTIP Payment with respect to the payment of any consideration under this Agreement (including with respect to the Total Pre-Closing Holder Consideration), or (ii) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably discharges, waives and releases Acquiror and its Affiliates (including, on and after the Closing, the Surviving Entity and its Affiliates) from all claims arising from or related to the allocation of the Total Pre-Closing Holder Consideration among each Pre-Closing Holder, holder of a Company Option and recipients of the First LTIP Payment, in each case, as set forth in the Allocation Schedule.

Section 3.03 Merger Consideration.

(a) Deposit with Exchange. Prior to the First Effective Time, Acquiror shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Exchange Agent”) and enter into an agreement with respect thereto, reasonably acceptable to the Company. Immediately prior to the First Effective Time, Pubco shall deposit with the Exchange Agent (i) the number of shares of Pubco Common Stock equal to the Closing Share Consideration (subject to applicable withholding with respect to the Option Share Consideration) and (ii) the Closing Cash Consideration.

(b) Closing Payments. On the Closing Date, Pubco shall use the Available Closing Acquiror Cash and freely available cash in the Company’s and its Subsidiaries’ bank accounts (the “Company Bank Accounts”), in each case, without interest and to the extent funds are available to make such payment or reserve for such payment if such payment is otherwise specified to be paid on a later date pursuant to the terms of this Agreement (in which case Pubco shall make payment on such later date), as follows:

(i) First, to make or cause to be made payments to the holders of Company A and B Preferred Stock as set forth in
Section 3.02(a)(iii);

(ii) Second, on the first payroll date following the Closing Date, to make or cause to be made payments of the Option Cash Consideration to the holders of Company Options as set forth in Section 3.06;

(iii) Third, on the first payroll date following the Closing Date, to make or cause to be made the First LTIP Payment;

(iv) Fourth, to pay or cause to be paid by wire transfer of immediately available funds, all Acquiror Transaction Expenses and Company Transaction Expenses; and

(v) Fifth, to pay, or cause to be paid, by wire transfer of immediately available funds, such Indebtedness as Acquiror and the Company may mutually agree.

(c) Letter of Transmittal; Warrant Cancellation Agreement; Surrender of Certificates. Promptly after the First Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each Pre-Closing Holder: (i) a Letter of Transmittal and/or warrant cancellation acknowledgment in form satisfactory to the Company and Acquiror (the “Warrant Cancellation Agreement”); and (ii) instructions for surrendering the outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.03(d)) to the Exchange Agent (the “Surrender Documentation”); provided that the Exchange Agent shall deliver the Surrender Documentation to any Pre-Closing Holder designated by the Company prior to the Closing; provided further that the Exchange Agent shall not be required to deliver the Surrender Documentation to any such Pre-Closing Holder, or to any Pre-Closing Holder that has delivered (or to any Pre-Closing Holder on behalf of which the Company has delivered such Surrender Documentation) its Surrender Documentation with respect to such Pre-Closing Holder’s Company Stock or Company Warrants (where applicable) to the Exchange Agent at least five (5) Business Days prior to the Closing Date. Upon surrender, (i) in the case of a Pre-Closing Holder that holds Company Stock, of a properly completed and duly executed Letter of Transmittal and a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.03(d)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, and (ii) in the case of a Pre-Closing Holder that holds Company Warrants, of a properly completed and duly executed Warrant Cancellation Agreement to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Company Stock or Company Warrants (as applicable) in exchange therefor such holder’s portion of the Total Pre-Closing

Holder Consideration in accordance with the Allocation Schedule, with: (A) any cash portion of the Total Pre-Closing Holder Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Pre-Closing Holder in the Letter of Transmittal or Warrant Cancellation Agreement (as applicable); and (B) the equity portion of the Total Pre-Closing Holder Consideration being delivered via book-entry issuance, in each case, subject to any Tax withholdings as provided in Section 3.07; provided, however, that if the holder of such Company Stock or Company Warrants delivers (or the Company delivers on behalf of such holder) to the Exchange Agent the properly completed and duly executed Surrender Documentation with respect to such Pre-Closing Holder’s Company Stock or Company Warrants at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Company Stock or Company Warrant in exchange therefor such holder’s portion of the Total Pre-Closing Holder Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date. In the case of the Company Stock, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due delivery of the Surrender Documentation in accordance herewith. In the event of a transfer of ownership of shares of Company Stock or Company Warrants that is not registered in the transfer records of the Company, the applicable portion of the Total Pre-Closing Holder Consideration to be delivered upon due delivery of the Surrender Documentation in accordance herewith may be issued to such transferee if the Certificate or Company Warrant (as applicable) formerly representing such shares of Company Stock or Company Warrants is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Following the date hereof and until such date that is the first to occur of the date of valid termination of this Agreement in accordance with Article XI and the Closing Date, the Company shall use commercially reasonable efforts to direct each Pre-Closing Holder holding Company Warrants to properly complete and duly execute a Warrant Cancellation Agreement with respect to such holder’s Company Warrants and to deliver such Warrant Cancellation Agreement to such Person and address as the Company so directs.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Acquiror, provision of an indemnity against any claim that may be made against it (including the posting of a bond where reasonably necessary to secure such indemnity (which shall not, for the avoidance of doubt, be required where such Person is a private equity fund or an Affiliate thereof)), the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Total Pre-Closing Holder Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.07).

Section 3.04 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Pubco shall instruct the Exchange Agent to deliver to Pubco all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not surrendered a Certificate and/or delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Pubco and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Pubco shall promptly pay, the portion of the Total Pre-Closing Holder Consideration deliverable in respect thereof as determined in accordance with this Article III and the Allocation Schedule without any interest thereon. None of any Acquiror Party, the Company, Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Total Pre-Closing Holder Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III and the Allocation Schedule would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Person (including any Party or the holders of any securities of Pubco or the Surviving Corporation): (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of LLC Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the LLC Merger Sub shall be deemed for all purposes to represent the percentage of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.06 Treatment of Company Options. As of immediately prior to the First Effective Time, the Company shall take all necessary and appropriate actions (including obtaining any applicable Option Cancellation Agreements and taking formal action on behalf of the Company’s board of directors) so that, as of the First Effective Time, (i) each Company Option that is then outstanding shall be cancelled and converted into the right to receive the applicable portion of the Option Consideration set forth in the Allocation Schedule (as described in the corresponding Option Cancellation Agreement), less applicable Tax withholding and without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement or (ii) shall be cancelled for no consideration. Immediately following the Closing, there shall be no Company Options outstanding.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Pubco, Corp Merger Sub, LLC Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that a party that proposes to so deduct and withhold from any amount payable to a holder of Company Stock shall use reasonable best efforts to (1) give written notice of no less than ten business days prior to any such deduction or withholding and (2) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding, it being understood that the requirements in clauses (1) and (2) shall not apply to any deduction or withholding (i) in respect of backup withholding or (ii) attributable to the Company’s failure to deliver the FIRPTA Documentation to Pubco at Closing. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to validly perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Closing Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL and shall not be entitled to exercise any voting rights or other rights of a stockholder of the Surviving Corporation; provided, however, that if, after the First Effective Time, such holder fails to validly perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Closing Merger Consideration in accordance with Section 3.02 without interest thereon, upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of the Certificates in accordance with Section 3.03(c) or delivery of a lost certificate affidavit. The Company shall provide Acquiror prompt notice of any written demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing; provided that, subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing), the Closing shall in any event occur one day following the Pubco Merger. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 4.02 Closing Statements.

(a) Acquiror Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement certified by Acquiror’s Chief Financial Officer (the “Acquiror Closing Statement”) setting forth its good faith estimate as of the Closing Date and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Shareholder Redemption) and the amount of the PIPE Investment proceeds received and to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Shareholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Pubco Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Shareholder Redemption and the issuance of shares of Pubco Common Stock pursuant to the Subscription Agreements; (e) the Acquiror Transaction Expenses, and (f) the number of shares of Pubco Common Stock that may be issued upon the exercise of all Pubco Warrants issued and outstanding as of the Closing, in each case, including a detailed itemization of the components and calculations made thereof, with all underlying documentation and workpapers supporting the calculations thereof (including, in the case of Acquiror Transaction Expenses, invoices) reasonably sufficient for the Company to validate Acquiror’s computations of the amounts set forth therein. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the

Closing Date, (1) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (2) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such reasonable comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access (which access may be limited to remote access) to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement certified by the Company’s Chief Financial Officer (the “Company Closing Statement”) setting forth (i) its good faith estimates as of the Closing Date of (A) the Company Transaction Expenses and (B) the freely available cash in the Company Bank Accounts, in each case, to the extent funds are available to make the payments contemplated to be made pursuant to Section 3.03(b), and (ii) an allocation schedule prepared on the same basis and using the same methodologies and assumptions (except for an assumed Closing Date of the Termination Date) as were used in preparing the Summary Allocation Schedule and setting forth on a holder-by-holder basis (1) (I) the number and class of Equity Securities of the Company owned by each Pre-Closing Holder, and (II) the number of Company Warrants owned by each Pre-Closing Holder, and (2) the amount of the Total Pre-Closing Holder Consideration that each Pre-Closing Holder is entitled to receive pursuant to the terms of this Agreement, further divided into the amount of the Closing Share Consideration (net of the Option Share Consideration) and the amount of the Closing Cash Consideration (net of the Option Cash Consideration) each Pre-Closing Holder is entitled to receive pursuant to the terms of this Agreement, (3) the amount of the (I) Option Share Consideration and (II) Option Cash Consideration each holder of a Company Option is entitled to receive in respect thereof pursuant to the terms of his or her Option Cancellation Agreement and (4) the portion of the Closing Cash Consideration allocated by Person in respect of the First LTIP Payment (such portion of the Company Closing Statement referred to in this clause (ii), the “Allocation Schedule”). The Company, upon delivery of the Company Closing Statement, shall also deliver to Acquiror a detailed itemization of the components and calculations made thereof, with all underlying documentation and workpapers supporting the calculations thereof reasonably sufficient for Acquiror to validate the Company’s computations of the amounts set forth therein (including, in the case of Company Transaction Expenses, invoices). Following Acquiror’s receipt of the Company Closing Statement, Acquiror shall have the right to review and comment on the components of the Company Closing Statement contemplated in the foregoing (i), the Company shall consider in good faith any such reasonable comments made by Acquiror, and the Company and Acquiror shall cooperate with each and use good faith efforts to resolve any differences regarding the calculation of the items set forth therein (and any updates or revisions as may be mutually agreed to by the Company and Acquiror shall be included in the Company Closing Statement). The Company shall, and shall cause its Representatives to, (i) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

(c) The Company has delivered to Acquiror a schedule setting forth the Company’s good faith calculations of (1) the aggregate amount of (i) the Closing Share Consideration and (ii) the Closing Cash Consideration, in each case, that holders of each class of Equity Securities of the Company and any recipient of the First LTIP Payment will be entitled to receive pursuant to the terms of this Agreement, (2) the aggregate amount of (i) the Option Share Consideration and (ii) the Option Cash Consideration, in each case, that holders of Company Options will be entitled to receive pursuant to the terms of this Agreement, and (3) the aggregate amount of the First LTIP Payment that recipients thereof will be entitled to receive pursuant to the terms of this Agreement, in the case of each of clauses (1), (2) and (3) above calculated on the basis of an assumed Closing Date of the Termination Date (such schedule, the “Summary Allocation Schedule”). The Summary Allocation Schedule is set forth on Section 4.02(c) of the Company Disclosure Letter. In no event shall the Maximum Consideration exceed the aggregate amount of Total Pre-Closing Holder Consideration set forth in the Summary Allocation Schedule if the Closing occurs on or prior to the Termination Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror Parties by the Company (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows as of the date hereof:

Section 5.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror, are true, correct and complete. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not result in a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be duly licensed or qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party to perform all obligations to be performed by it hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and subject to the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Section 5.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or void any license required for the Company to conduct its business under, or require any filing, registration or qualification under, any applicable Law, (c) except as set forth on Section 5.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any contract with any Material Contract, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) applicable requirements of the HSR Act and Securities Law, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (1) 400,000 shares of Company Common Stock, of which 217,619.2176 shares are issued and outstanding and (2) 224,800 shares of Company Preferred Stock, of which 42,800 are designated Series A Preferred Stock (of which 42,750.0000 are issued and outstanding), 80,000 are designated Series A-1 Preferred Stock (of which 60,013.4506 are issued and outstanding), 57,000 are designated Series B Preferred Stock (of which 57,000.0000 are issued and outstanding) and 45,000 are designated Series C Convertible Preferred Stock (of which 16,802.4526 are issued and outstanding). As of the date hereof, the number of shares of Company Common Stock set forth on Section 5.06(a) of the Company Disclosure Letter are issuable pursuant to Company Options. The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, Company Warrants exercisable for 9,814.0220 shares of Company Common Stock are issued and outstanding. The Company’s Governing Documents, the “put rights” under subscription agreements in respect of Company Preferred Stock entered into between the Company and certain holders of Company Preferred Stock set forth on Section 5.06(b) of the Company Disclosure Letter, this Agreement and the Transaction Agreements are the only documents that set forth the entitlement of the holders of Company A and B Preferred Stock in respect of the Transactions.

(b) Section 5.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of March 1, 2021, (i) of holders of capital stock (including the number of shares owned by such person) and warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and (ii) of holders of outstanding Company equity awards (including Company Options), including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, the vesting schedule, where applicable, and the exercise price, where applicable. Other than as set forth in Section 5.06(a) or (b) of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock or, or other equity interests in, the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 5.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses, in addition to all ownership interests in the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 5.08 Financial Statements.

(a) Attached as Section 5.08(a) of the Company Disclosure Letter hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2019, and the related unaudited consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity, and cash flows for the years then ended (the “Unaudited Financial Statements”, and the December 31, 2020 balance sheet set forth in the Unaudited Financial Statements, the “Most Recent Balance Sheet”).

(b) The Unaudited Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with GAAP, and (ii) present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Unaudited Financial Statements in conformity with GAAP consistently applied throughout the periods covered thereby. To the knowledge of the Company, the 2020 Audited Financial Statements, when delivered by the Company and its Subsidiaries for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.02 will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to registrant, in effect as of the respective dates thereof.

(c) The Company and its Subsidiaries have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained in all material respects in accordance with applicable Laws.

Section 5.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) adequately reflected or reserved for on the Most Recent Balance Sheet or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (c) arising under this Agreement, any Transaction Agreement and/or the performance by the Company or any of its Subsidiaries of its obligations hereunder or thereunder, including Company Transaction Expenses, (d) disclosed on Section 5.09 of the Company Disclosure Letter, (e) for future performance under Contracts, or (f) that would not, individually or in the aggregate, result in a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 5.10 Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually, reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $500,000 individually and $1,500,000 in the aggregate. Except as set forth on Section 5.10 of the Company Disclosure Letter there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the Company from consummating the Mergers in accordance with this Agreement.

Section 5.11 Compliance with Laws.

(a) Except (i) with respect to compliance with Tax Laws (which are the subject of Section 5.15), Environmental Laws (which are the subject of Section 5.21) and Sanctions Laws, Anti-Corruption Laws and Export Control Laws (which are the subject of Section 5.27) and (ii) as set forth on Section 5.11 of the Company Disclosure Letter, (A) the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders, except as would not reasonably be expected to be, individually or in the aggregate, material the Company and its Subsidiaries, taken as a whole, (B) since December 31, 2018 through the date hereof, to the knowledge of the Company, (iii) neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and (iv) no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries, except in each case as would not, or would not reasonably be expected to, result in liability to the Company and its Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate, and (v) as of the date hereof, to the knowledge of the Company, (A) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing, and (B) no such investigations have been conducted by any Governmental Authority since December 31, 2018, other than those the outcome of which would not reasonably be expected to or did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

(b) The Company, its Subsidiaries and their respective businesses are in compliance, to the extent applicable, with the terms and provisions of all Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder and similar state Laws (collectively, the “Healthcare Information Laws”), except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. Except as specified in Section 5.11(b) of the Company Disclosure Letter, the Company and its Subsidiaries have undertaken all surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all privacy, security and other areas reasonably required for compliance under all Healthcare Information Laws to the extent applicable to the Company and its Subsidiaries’ operations.

Section 5.12 Contracts; No Defaults.

(a) Except for the Leases and Company Benefit Plans, Section 5.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which the Company and/or any of its Subsidiaries is a party or is otherwise bound as of the date hereof:

(i) Contracts with any Material Customer, Material Carrier or Material Supplier;

(ii) (x) Contracts entered into during the two (2) years prior to the date hereof with respect to mergers or acquisitions, sales or repurchases of securities or material assets or investments by the Company or any of its Subsidiaries other than such Contracts between the Company and its Subsidiaries and/or their direct or indirect equityholders (each an “M&A Contract”), and (y) M&A Contracts in which the Company or any of its Subsidiaries have any material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iii) Contracts establishing partnerships or joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract with Governmental Authorities that is not terminable by any party with ninety days’ notice or less requiring aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year;

(v) Contracts relating to any Indebtedness or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $300,000 or (B) between or among the Company and its Subsidiaries;

(vi) Contracts that relate to the settlement or final disposition of any material Action within the last three (3) years pursuant to which the Company or any of its Subsidiaries has material ongoing obligations or liabilities;

(vii) each material Contract to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries has granted any Person any license under any material Owned Intellectual Property or whereby the Company or any of its Subsidiaries is granted a license to any material Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) employment agreements with any current or former employee, and (F) licenses in respect of commercially available off-the-shelf software);

(viii) Affiliate Agreements;

(ix) Contract for the employment or engagement of each current executive, officer, director or current employee of the Company or its Subsidiaries providing for (i) an annual base salary in excess of $300,000 and (ii) severance benefits or payments (excluding Contracts for at-will employment that are terminable without any liability to the Company or any of its Subsidiaries); and

(x) each employee collective bargaining agreement or similar Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union, works council or other recognized body representing employees or other service providers of the Company or the Company’s Subsidiaries, on the other hand.

(b) All of the foregoing set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are referred to as “Material Contracts”. The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, to significantly reduce the purchase, supply or availability of any products, services, capacity, equipment or goods provided by the Company and/or such other party under such Material Contract, or to renegotiate any material term thereof that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or alleging or disputing any material breach or default under such Material Contract.

Section 5.13 Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (i) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”), or (ii) pursuant to which the Company or any of its Subsidiaries has or could reasonably be expected to have liability (other than any multiemployer pension plans (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) and other than any plan that is not maintained by the Company or its Subsidiaries but to which contributions are required to be made by a Governmental Authority). Any Company Benefit Plan which is maintained outside the jurisdiction of the United States or covers any employee or service provider residing or working outside the United States is referred to as a “Foreign Plan”.

(b) Except as would not result in a Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions required to be made by the Company or any of its Subsidiaries with respect to any Company Benefit Plan on or before the date hereof have been made, and (iii) there is no Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits).

(c) With respect to each Company Benefit Plan, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in material compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder.

(d) Except as set forth on Section 5.13(d) of the Company Disclosure Letter, no Company Benefit Plan or other Contract to which the Company or any Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(e) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(f) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local legal requirement), neither the Company nor any of its Subsidiaries has any material present or future obligation to provide for post-retirement medical, group health, or retiree life insurance benefits to any individual.

(g) None of the Company nor any of its Subsidiaries sponsors, maintains or is required to contribute to, and at any point during the six-year period prior to the date hereof sponsored, maintained or was required to contribute to, or had any liability (including on account of an ERISA Affiliate) in respect of, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) or (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither the Company nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. No event has occurred and no condition exists that would reasonably be expected to subject the Company or its Subsidiaries to any material tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law with respect to any Company Benefit Plan. Neither the Company any of its Subsidiaries, nor to the Company’s knowledge, any other Person, has engaged in a “prohibited transaction” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that would result in material liability to the Company or any of its Subsidiaries.

(h) Except as set forth on Section 5.13(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Company Benefit Plan.

(i) Except as set forth on Section 5.13(i) of the Company Disclosure Letter, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer, or director, other individual service provider or shareholder of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(j) Each Foreign Plan required to be registered or approved has been registered or approved and has been maintained and administered in all material respects in good standing with the applicable Governmental Authority. With respect to each Foreign Plan that is intended to qualify for favorable tax benefits under the applicable Laws of any jurisdiction, to the Company’s knowledge no conditions exist and no event has occurred that would reasonably be expected to result in the loss or revocation of such status that would reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole. Except as set forth on Section 5.13(j) of the Company Disclosure Letter, no Foreign Plan is a defined benefit pension plan.

Section 5.14 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar labor agreement with a labor organization. None of the Company Employees are represented by any union, works council or other labor organization with respect to their employment with the Company or any of its Subsidiaries, and the Company and its Subsidiaries have satisfied any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under any applicable collective bargaining agreement or other analogous contract in connection with this Agreement or the consummation of the transactions contemplated herein. As of the date of this Agreement, (i) to the knowledge of the Company, there are no proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since December 31, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened in writing.

(b) Since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any analogous state law (the “WARN Act”) or trigger any liability under similar local law(s) relating to layoffs or reductions in force.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company and its Subsidiaries are, and at all times since December 31, 2018 have been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper payment of overtime and minimum wage, and unemployment insurance, and (ii) the Company and its Subsidiaries have not since December 31, 2018 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved. The Company and its Subsidiaries are, and at all times since December 31, 2018 have been, in compliance with all applicable laws relating to the proper classification of employees and independent contractors and the proper classification of employees as exempt and non-exempt, in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not likely result in liability for the Company or the Company’s Subsidiaries in excess of $500,000 in the aggregate, there are no, and during the prior three (3) years have not been, any administrative charges or court complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority concerning alleged employment discrimination.

(e) To the knowledge of the Company, during the prior two (2) years, no allegation of sexual harassment or other sexual misconduct have been made by any Company Employee against any other Company Employee who is in a management position with the Company or any of its Subsidiaries. The Company has not entered into and it is not a party to any settlement agreement with any Person that involved allegations relating to sexual harassment or other sexual misconduct by any Company Employee.

(f) Section 5.14(f) of the Company Disclosure Letter sets forth all (i) material salary or benefit reductions, and (ii) furloughs and lay-offs implemented by the Company, in each case, in response to COVID-19.

Section 5.15 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to result in the incurrence of any material Tax liability outside the ordinary course of business (other than Taxes, if any, resulting from the Transactions).

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing that have been received by the Company or any of its Subsidiaries. No written claim has been made, and to the knowledge of the Company, no oral claim has been made, against the Company or any of its Subsidiaries since December 31, 2017, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file a Tax Return in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) Neither the Company nor any of its Subsidiaries (i) has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to Taxes with a Governmental Authority or (iii) has a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) Except with respect to deferred revenue or prepaid revenues collected by the Company or its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) election pursuant to Section 108(i) of the Code made prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in the case of Contract, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) As of the date hereof, the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 5.16 Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation and directors and officers insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). The Policies maintained by or on behalf of the Company and its Subsidiaries are consistent in all material respects with that which is customarily maintained by companies in the industry in which the business of the Company and its Subsidiaries operate and otherwise comply in all material respects with all contractual and statutory obligations of the Company and its Subsidiaries, in each case, except as would not result in a Material Adverse Effect. Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies, except as would not result in a Material Adverse Effect, and (c) except as set forth on Section 5.16 of the Company Disclosure Letter there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy, except as would not result in a Material Adverse Effect.

Section 5.17 Permits. As of the date of this Agreement, (a) each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”), (b) all Permits are validly held by the Company or its applicable Subsidiary (as the case may be) and in full force and effect, (c) no Permit is subject to revocation, suspension, modification, nonrenewal or impairment, and (d) none of the Company or any of its Subsidiaries (i) are in default or violation of such Permits, (ii) have failed to fulfill or perform any required action with respect to any Permit, including filing or submitting all required reports, filings, notifications, payments, and renewal and other applications, or (iii) are the subject of, or has taken action that would reasonably be expected to result in, any pending action by a Governmental Authority seeking the revocation, suspension, modification, nonrenewal or impairment of any Permit, in each case of the foregoing, except as would not result in a Material Adverse Effect.

Section 5.18 Personal Property and Assets. As of the date hereof, the Company and/or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Most Recent Balance Sheet, occurred with respect to such assets and properties, except in each case as would not have, or would not reasonably be expected to have, a Material Adverse Effect.

Section 5.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $500,000 (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease in any material respect, (ii) there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease, and (iii) each lease is valid, binding and in full force and effect (subject to the Enforceability Exceptions).

Section 5.20 Intellectual Property and IT Security.

(a) Section 5.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”). Each item of material Registered Intellectual Property is subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable and has not been abandoned, canceled or otherwise terminated. The Company or one of its Subsidiaries (i) solely and exclusively owns all Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (ii) has the right to use all other material Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(b) The Company or one of its Subsidiaries has entered into Contracts or has an implied license or other right to use to use all material Intellectual Property other than Owned Intellectual Property that is used in the operation of the business of the Company and its Subsidiaries as currently conducted (the “Licensed Intellectual Property”); provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement.

(c) The Registered Intellectual Property, Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license, right, or permission), constitutes all of the material Intellectual Property necessary for the Company and its Subsidiaries to conduct their respective business as currently conducted in all material respects (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(d) (i) To the knowledge of the Company, the conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any material Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of any Person, at any time after December 31, 2019, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not since December 31, 2019 received any written notice, and no Action to which the Company or any of its Subsidiaries is a party is currently pending, that challenges the validity or enforceability of any Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property or any Licensed Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of any material confidential or proprietary information pertaining to the Company or its Subsidiaries or their business from unauthorized disclosure and use and, to the knowledge of the Company there has been no unauthorized access to or disclosure of such material confidential or proprietary information. All employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, as part of such Person’s employment, consultancy or engagement have assigned all right, title and interest in and to such material Owned Intellectual Property to the Company or a Subsidiary to the extent that such material Owned Intellectual Property was not assigned to the Company or one of its Subsidiaries by operation of applicable Law. Without limiting the foregoing, no former or current employees, consultants, contractors, agents, or other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any material Owned Intellectual Property.

(f) No material Software that is owned by the Company or any of its Subsidiaries (the “Company Software”) has been incorporated into or combined with any open source software in a manner which requires that such Company Software be licensed or disclosed under any license that (i) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (ii) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. All use and distribution of Company Software by or through the Company or any of its Subsidiaries complies in all material respects with all licenses applicable thereto. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered any material Company Software in source code form to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary or (ii) employees, consultants, agents and contractors of the Company and its Subsidiaries, and no event has occurred that legally required or will occur as a result of this Agreement that legally requires the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure, licensing, making available or delivery to a third Person of any source code included in the Company Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security of their material IT Systems and Software (and all data stored therein or transmitted thereby).

(h) The Company and each of its Subsidiaries owns or has a valid right to access and use all material IT Systems necessary for the conduct of their businesses, respectively, as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements, including, where applicable, under and with respect to each Contract with a Material Carrier, designed in the event of a failure of their IT Systems and associated third-party networks that are, in the reasonable determination of the Company and its Subsidiaries, consistent with commercially reasonable practice in all material respects. Neither the IT Systems nor any Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data); or (ii) fails to comply, or would cause the Company or any of its Subsidiaries to fail to comply, with any applicable warranty or other contractual commitment relating to any services rendered or products offered by the Company or any of its Subsidiaries, in each case of (i) or (ii) in a manner that would be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, neither the IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent.

(i) The Company and its Subsidiaries have, since December 31, 2019 through and including the date of this Agreement, materially complied with (i) the Privacy Laws, (ii) the Company’s published policies and notices regarding Personal Information, and (iii) the Company’s contractual obligations with respect to Personal Information. The Company and its Subsidiaries have implemented and maintained one or more commercially reasonable privacy policies or materials regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and the Company’s and its Subsidiaries’ privacy practices are and have been in material compliance with all such Privacy Policies. The Company and its Subsidiaries have implemented and maintained commercially reasonable technical and organizational safeguards to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, there have been no material breaches, security incidents, misuse of, unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and its Subsidiaries. No Person (including any Governmental Authority) has made any written material claim or commenced any Action of which the Company has been given written notice, and to the knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, the Company’s or its Subsidiaries’ contractual obligations with respect to Personal Information or a Privacy Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically, in each case, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 5.21 Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 5.22 Absence of Changes.

(a) Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.

(b) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Section 5.22(b) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19, COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have (in each case) carried on their respective businesses and operated their respective properties in all material respects in the ordinary course of business.

(c) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Section 5.22(c) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19, COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 7.01.

Section 5.23 Brokers’ Fees. Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.24 Business Relationships.

(a) Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the twenty (20) largest customers (measured by projected revenue during the fiscal year ended December 31, 2021) (collectively, the “Material Customers”).

(b) Section 5.24(b) of the Company Disclosure Letter sets forth a true and correct list of the five (5) largest and current vendors, suppliers and service providers to the Company and its Subsidiaries that are not Material Carriers (measured by aggregate spend during the fiscal year ended December 31, 2020) (collectively, the “Material Suppliers”).

(c) Section 5.24(c) of the Company Disclosure Letter sets forth a true and correct list of the five (5) largest telecom carriers of the Company and its Subsidiaries (measured by aggregate spend during the fiscal year ended December 31, 2020) (collectively, the “Material Carriers”).

(d) The Company has not received any notice or threat in writing from any Material Customer, Material Supplier or Material Carrier prior to the date hereof and since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries, or to materially decrease or reduce purchasing or selling (as the case may be) services or products to the Company and its Subsidiaries, or to otherwise adversely modify its business dealings with the Company and its Subsidiaries in a way that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(e) Other than as set forth on Section 5.24(e) of the Company Disclosure Letter, prior to the date hereof and since January 1, 2020, no Material Carrier has experienced any network outages that have adversely affected connectivity for, or the delivery of services by the Company and its Subsidiaries to, any Material Customers in a material respect, and no Material Customer has experienced any material failure, nonperformance or outages with respect to devices, products, services or systems provided by the Company and its Subsidiaries that has resulted in any services credits, refunds, nonrenewal, termination rights or other adverse consequences under any contract with any such Material Customers.

Section 5.25 Related Party Transactions. Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter (the “Affiliate Agreements”), (a) there are no Contracts (excluding Contracts related to employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans or as otherwise set forth on Section 5.13(a) of the Company Disclosure Letter)) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, and (b) to the Company’s knowledge, none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company and/or its Subsidiaries. As of the date of this Agreement, there are no outstanding loans or other extensions of credit owned to the Company or any Subsidiary by any officer, director or other current or former employee of the Company.

Section 5.26 Information Supplied. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror or its Affiliates.

Section 5.27 Regulatory Compliance.

(a) None of the Company or any of its Subsidiaries or any of the officers or directors or, to the Company’s knowledge, other Representatives of the Company or any of its Subsidiaries, is currently or, in the past five (5) years, has been: (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive financial or economic sanctions or trade embargo under applicable Sanctions Laws or Export Control Laws; (iii) owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clause (i) or (ii); (iv) acting for or on behalf of the Company or any of its Subsidiaries, engaged in dealings with or for the benefit of any Person described in clause (i), (ii) or (iii) or any country or territory described in clause (ii), in violation of applicable Sanctions Laws or applicable Export Control Laws; or (v) acting for or on behalf of the Company or any of its Subsidiaries, otherwise in violation of applicable Sanctions Laws or applicable Export Control Laws.

(b) In the past five (5) years, none of the Company or any of its Subsidiaries or any of the officers or directors or, to the Company’s knowledge, other Representatives of the Company or any of its Subsidiaries, in each case acting for or on behalf of the Company or any of its Subsidiaries, has: (i) made, offered, promised, paid or received any bribes, kickbacks or other similar payments or items of value to or from any Person, or (ii) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, in any such case in violation of any applicable Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any violation of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company or any of its Subsidiaries or any the Representatives of the Company or any of its Subsidiaries, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, and, to the Company’s knowledge, in the past five (5) years, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances likely to give rise to any such Actions, filings, Governmental Orders, inquiries or governmental investigations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the disclosure letter delivered by Acquiror on behalf of the Acquiror Parties to the Company (the “Acquiror Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto), each of the Acquiror Parties represents and warrants on behalf of each Acquiror Party to the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub is duly incorporated or formed and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of their respective jurisdictions of formation and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Governing Documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or to consummate the Transactions.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and, upon receipt of approval of the Acquiror Shareholder Matters by the Acquiror Shareholders, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. By Acquiror’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Pubco, Corp Merger Sub and LLC Merger Sub required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party, constitutes or will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Acquiror’s members necessary in connection with the consummation of the Transactions, including the Closing, and the approval of the Acquiror Shareholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Shareholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Acquiror Shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and, upon receipt of approval of the Acquiror Shareholder Matters by the Acquiror Shareholders, the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Articles of Association or any other Governing Document of any Acquiror Party, (b) conflict with or result in any violation of any provision of, or result in the breach of or default under, or void any license required for any Acquiror Party to conduct its business under, any Law or Governmental Order applicable to any Acquiror Party, any Subsidiaries of any Acquiror Party or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which any Acquiror Party or any Subsidiaries of any Acquiror Party is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of any Acquiror Party or any Subsidiaries of any Acquiror Party, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened in writing Actions against any Acquiror Party or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of them is or will be a party, as applicable. There is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform its obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.05 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to any Acquiror Party’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act and Securities Laws, (ii) the filing of the Pubco Merger Certificate of Merger in accordance with the DLLCA, the filing of the Plan of Merger in accordance with the Companies Act, the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquiror Party to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $259,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of October 26, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Articles of Association and Acquiror’s final prospectus dated October 21, 2020 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since October 26, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Articles of Association shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Articles of Association to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Shares for redemption pursuant to the Acquiror Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Shares pursuant to the Acquiror Shareholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07 Brokers’ Fees. Except as set forth on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf Acquiror or any of its Affiliates, including the Sponsor.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 26, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including, to the knowledge of the Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward or in furtherance of the accomplishment of a Business Combination. There is no agreement, commitment, or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Acquiror Party or any acquisition of property by any Acquiror Party or the conduct of business by any Acquiror Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of any Acquiror Party to enter into and perform its obligations under this Agreement. Each of Pubco, Corp Merger Sub and LLC Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b) No Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation for or against any Acquiror Party or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s unaudited consolidated balance sheet for the year ended December 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s unaudited consolidated balance sheet for the year ended December 31, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in Section 6.09(c) of the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02) or as set forth on Section 6.09(d) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02) and Contracts set forth on Section 6.09(d) of the Acquiror Disclosure Letter).

Section 6.10 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by any Acquiror Party have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of Acquiror’s unaudited consolidated balance sheet for the year ended December 31, 2020, no Acquiror Party has taken any action that would reasonably be expected to result in the occurrence of any material Tax liability outside the ordinary course of business (other than Taxes, if any, resulting from the Transactions).

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquiror Party has received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing that have been received by any Acquiror Party. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made, against any Acquiror Party since December 31, 2017 by any Governmental Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to Taxes by, or required to file a Tax Return in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of an Acquiror Party and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) No Acquiror Party (i) has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to Taxes with a Governmental Authority or (iii) has a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(h) No Acquiror Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (except, in the case of Contract, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) Except with respect to deferred revenue or prepaid revenues collected by an Acquiror Party in the ordinary course of business, no Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) election pursuant to Section 108(i) of the Code made prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; or (D) prepaid amount received prior to the Closing.

(k) No Acquiror Party has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) All of the membership interests in LLC Merger Sub are owned by Pubco, and LLC Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Pubco for U.S. federal income tax purposes.

(m) As of the date hereof, Acquiror is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 6.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 500,000,000 shares of Acquiror Class A Shares, (ii) 50,000,000 shares of Acquiror Class B Shares and (iii) 5,000,000 shares of Acquiror Preferred Shares of which (A) 26,735,238 shares of Acquiror Class A Shares are issued and outstanding as of the date of this Agreement, (B) 6,479,225 shares of Acquiror Class B Shares are issued and outstanding as of the date of this Agreement and (C) 0 shares of Acquiror Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Shares, Acquiror Class B Shares, Acquiror Preferred Shares and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Shares held by the Sponsors. As of the date hereof, Acquiror has issued 8,911,745 Acquiror Warrants that entitle the holder thereof to purchase 8,911,745 Acquiror Class A Shares at an exercise price of $11.50 per share (subject to adjustment) on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Shares or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Articles of Association or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Shares or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 35% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12 NYSE Listing. The issued and outstanding units of the Acquiror (each, an “Acquiror Class A Unit”), each such unit comprised of one share of Acquiror Class A Shares and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CTAC. U”. The issued and outstanding shares of Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CTAC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CTAC WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Shares or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action to terminate the registration of the Acquiror Class A Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Shares or Acquiror Warrants from the NYSE or the SEC.

Section 6.13 PIPE Investment.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of not less than $225,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates or will violate any Laws. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription

Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all respects on a timely basis any condition to closing or material term to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Entity and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.14 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.15 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary herein, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, required by applicable Law, set forth on Section 7.01 of the Company Disclosure Letter or consented to in writing by

Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate its business in the ordinary course of business (provided that any action taken, or omitted to be taken that relates to, or arises out of, COVID-19 or COVID-19 Measures shall be deemed to be in the ordinary course) and (ii) use its commercially reasonable efforts to (a) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses and establish reserves for uncollectible accounts in accordance with past custom and practice, and (b) generally seek to enhance or maintain consistent with the Company’s past practice assets, properties, goodwill and relationships of carriers, suppliers, vendors and customers, in each case, having business relationships with the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, except as required by Law, as required by this Agreement, as set forth on Section 7.01 of the Company Disclosure Letter or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clause (a) and (b) below, as to which Acquiror’s consent may be granted or withheld in its sole discretion), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Governing Documents of the Company or any of its Subsidiaries;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company;

(d) sell, assign, transfer, convey, lease, license, abandon, subject to or grant any Lien (other than any Liens granted by the Company or any of its Subsidiaries pursuant to the Company Credit Agreement) on, or otherwise dispose of, any assets or properties (in each case, with a fair market value in excess of $500,000) of the Company and its Subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, (ii) the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Company and its Subsidiaries taken as a whole, in each such case, in the ordinary course of business, or (iii) non-exclusive licensing of Intellectual Property in the ordinary course of business;

(e) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries or (ii) settle any pending or threatened Action (A) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $2,000,000, (B) to the extent such settlement includes an agreement by the Company and/or its Subsidiaries to accept or concede injunctive relief or (C) to the extent such settlement is materially adverse to the Company or its Subsidiaries or involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(f) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof and set forth on Section 5.13(a) of the Company Disclosure Letter or pursuant to the terms of this Agreement, (i) increase the annual base compensation or benefits of employees of the Company or its Subsidiaries, except for salary increases that do not exceed, in the aggregate, 5% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020 (and that would not, in the case of an employee with a current annual base salary in excess of $250,000, exceed 20% of such employee’s current annual base salary), (ii) make any material grant of or promise any severance, retention, incentive or termination payment to any Person, or any material increase in any of the foregoing, except severance or termination payments in connection with the termination of any employee in the ordinary course of business and consistent with past practice, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination (other than for “cause”) of existing officers, or (iv) hire any employee of the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000;

(g) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(h) make any loans or advance any money or other property to any employees or officers of the Company or any of its Subsidiaries, except for advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $10,000 individually or $200,000 in the aggregate;

(i) implement any employee layoffs, plant closing, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the WARN Act or any similar local law(s) relating to layoffs or reductions in force;

(j) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(k) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(l) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP, SEC guidelines or regulatory guidelines;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(n) make (in a manner inconsistent with past practice), change or revoke any material Tax election adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax with a Governmental Authority, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return in a manner inconsistent in any material respect with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding, for the avoidance of doubt, commercial Contracts not primarily relating to Taxes);

(o) issue any debt securities, incur Indebtedness in excess of $1,000,000 or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under the Company’s and its Subsidiaries’ current debt documents (including any borrowings its revolving credit facility up to the limits of this facility) or capital leases entered into in the ordinary course of business, in each case, which shall not, for the avoidance of doubt, be restricted in any manner);

(p) terminate without replacement any material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(q) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business other than in the ordinary course of business consistent with past practice;

(r) enter into, assume, materially amend, or terminate any collective bargaining or similar labor contract, other than in the ordinary course of business or as required by applicable Law;

(s) enter into, modify or supplement in any material adverse respect, waive any material rights under or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract, other than in the ordinary course of business or as required by Law;

(t) acquire any ownership interest in any real property; or

(u) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company is subject to, or would result in the loss of attorney-client privilege or other privilege from, disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries; and shall use its and their commercially reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 7.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Articles of Association, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by October 26, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) hereby irrevocably waives any past, present or future right, title, interest or claim of any kind against, and any right to access, the Trust Account or any distributions therefrom or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce the Company to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. Notwithstanding the foregoing, this Section 7.03 shall not serve to limit or prohibit the Company’s or its controlled Affiliates’ rights to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.12 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of the Company has the right to receive or retain any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) solicit and use its commercially reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than ten days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the stockholders of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than five days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its review and comment. No later than two days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.04 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. Notwithstanding the foregoing, to the extent that any contract, agreement, term sheet, plan or other arrangement (whether written or unwritten) is entered into by Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates and a “disqualified individual” in connection with the transactions contemplated by this Agreement prior to the Closing Date (the “Acquiror Arrangements”), Acquiror shall provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least ten days prior to the Closing Date and shall cooperate with the Company or its counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid, granted or provided in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, however, that the

Company’s failure to include the Acquiror Arrangements as Waived 280G Benefits shall not result in a breach of the covenants set forth in this Section 7.04 if Acquiror fails to provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least ten days before the Closing Date and/or fails to cooperate with the Company or its counsel in good faith in order to calculate or determine the value as required pursuant to this Section 7.04. In no event shall the Company be deemed in breach of this Section 7.04 if any “disqualified individual” refuses to execute a waiver that has been timely solicited by the Company or the stockholder vote is not obtained due to the Company’s stockholder not approving such Waived 280G Benefits. With respect to each time period set forth in this Section 7.04, such period may be shorter as agreed by the Parties, with such agreement not to be unreasonably withheld.

Section 7.05 FIRPTA. At the Closing, the Company shall deliver to Pubco (i) a certificate conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) evidence in reasonably satisfactory form and substance that the Company has delivered to the IRS the notification required under Section 1.897-2(h)(2) of the Treasury Regulations (the certificate and evidence described in clauses (i) and (ii) collectively, the “FIRPTA Documentation”). The sole remedy with regard to any failure by the Company to deliver the FIRPTA Documentation at the Closing shall be to withhold in accordance with Section 1445 of the Code if required by Law; provided that, notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 3.03(c)), if the Company fails to deliver the FIRPTA Documentation at the Closing, the Exchange Agent shall be authorized to delay payment of the Total Pre-Closing Holder Consideration to Pre-Closing Holders (if and to the extent required, and other than with respect to any Pre-Closing Holders that have delivered a properly completed and duly executed IRS Form W-9 certifying as to non-foreign status) until such time as the Exchange Agent has established procedures to withhold and make payments in accordance with Section 1445 of the Code. The Company will use reasonable best efforts to notify Pubco in writing no later than five (5) days prior to the Closing Date if it expects that it will not deliver the FIRPTA Documentation at the Closing.

Section 7.06 Company Stockholder Approval. The Company shall obtain and deliver to Acquiror, the Company Stockholder Approval, (A) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders and the Company, and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents. As promptly as practicable following the receipt of the Company Stockholder Approvals, the Company shall prepare and deliver to each holder of Company Stock who has not executed and delivered the written consent referenced above an information statement, in form and substance required under the DGCL and will provide Acquiror with a reasonable opportunity to review and comment on the information statement, which shall include (i) copies of this Agreement and the Registration Statement, (ii) a description of any dissenters’ rights of the holders of Company Stock available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iii) in accordance with the requirements of Section 228(e) of the DGCL, notice to any holder of Company Stock who has not executed and delivered the written consent referenced above notice of the corporate action by those holders of Company Stock who did execute the written consent.

Section 7.07 Affiliate Agreements. Prior to the Closing, the Company shall (and shall cause its Subsidiaries to) (i) terminate, or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements entered into solely between the Company or any of the Company’s Subsidiaries, on the one hand, and Abry Partner II, LLC or any of its Affiliates, on the other hand and (ii) use commercially reasonable efforts to terminate, or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, all other Affiliate Agreements, in each case, with evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing, except, in each case, for the Affiliate Agreements set forth on Section 7.07 of the Company Disclosure Letter.

Section 7.08 Financing Cooperation. Prior to the Closing, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing (or refinancing or any amendment or waiver in respect of the Company Credit Agreement) arrangement the Parties may seek in connection with the Transactions (it being understood and agreed that the decision to seek any such financing (or refinancing, amendment or waiver) and the terms of any such financing (or refinancing or any amendment or waiver in respect of the Company Credit Agreement) shall be subject to the Parties’ mutual agreement), including (i) by providing such information and assistance as the other Party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries), (ii) granting such access to the Parties and their respective representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing or refinancing efforts or amendment or restatement in respect of the Company Credit Agreement (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties or their auditors and shall be subject to any limitations under applicable Law and to any applicable COVID-19 Measures.

Section 7.09 R&W Insurance. During the Interim Period, Acquiror may (but shall not be required to) obtain a buyer-side representations and warranties insurance policy with respect to the representations and warranties of the Company, in the name of and for the benefit of Pubco (the “R&W Policy”), which the Acquiror shall give the Company and its Representatives a reasonable opportunity to review and must be reasonably satisfactory to the Company. The Company will use commercially reasonable efforts to provide to Acquiror, during the Interim Period, reasonable assistance as is reasonably required so as to permit the binding and issuance of the R&W Policy at or prior to the Closing, including the execution and delivery of such no-claims declarations as is reasonably necessary (with such exceptions as deemed necessary by the Company) in connection with the issuance of the R&W Policy; provided that any such no-claims declaration given by an officer of the Company shall only be required to be given in such individuals’ capacity as an officer of the Company, and not in any individual capacity; provided further that the failure to deliver any no-claims declaration or breach of the covenants set forth in this Section 7.09, shall not constitute a failure of the condition set forth in Section 10.02(b) to be satisfied. If obtained by Acquiror, the R&W Policy shall provide that (i) the insurer or a Person claiming through the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Company (including any successor entities) or any of its (including any successor entities) Affiliates (including any Pre-Closing Holder) with respect to any claim made by any insured thereunder (except against such Person to the extent a claim is paid by the insurer under the R&W Policy as a direct result of such Person’s Fraud); (ii) the Company (including any successor entities) is a third-party beneficiary of such waiver with the express right to enforce such waiver; and (iii) no Person shall amend the R&W Policy in a manner adverse to the Company (including any successor entities) or any of its Affiliates (including any Pre-Closing Holder) (including, for the avoidance of doubt, to provide that the insurer or any other Person may bring a claim against the Company (including any successor entity) or its Affiliates (including any Pre-Closing Holder) by way of subrogation (except as a direct result of such Person’s Fraud)), without the Company’s prior written consent. All reasonable and documented out-of-pocket costs and expenses incurred by Acquiror and the Company in obtaining the R&W Policy, including all premiums, brokers fees, and related costs, shall be treated as Acquiror Transaction Expenses.

Section 7.10 Investor Rights Agreement. The Company shall deliver to Acquiror a copy of the Investor Rights Agreement, duly executed by each Pre-Closing Holder listed on Section 1.01(b) of the Company Disclosure Letter receiving Pubco Common Stock at Closing.

Section 7.11 2020 Audited Financial Statements. Within fifteen (15) Business Days following the date hereof, the Company shall deliver to Acquiror true, correct, accurate and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2019, and the related audited consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity, and cash flows for the years then ended, audited in accordance with the standards of the Public Company Accounting Oversight Board, together with the signed auditor’s report thereon (the “2020 Audited Financial Statements”), which shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to registrants, in effect as of the date thereof. The Company shall promptly make available to Acquiror any underlying documentation and workpapers supporting the 2020 Audited Financial Statements, in each case, to the extent reasonably requested by Acquiror, and use commercially reasonable efforts to make the Company’s auditor available to Acquiror to assist in Acquiror’s review of the 2020 Audited Financial Statements. Upon delivery of the 2020 Audited Financial Statements to Acquiror, all references in Section 5.08 (Financial Statements) to the Unaudited Financial Statements shall be deemed to refer to the 2020 Audited Financial Statements.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 Indemnification and Insurance.

(a) From and after the Closing Date, Pubco agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Pubco shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing Date provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Each of Acquiror, on the one hand, and the Company, on the other hand shall purchase, at or prior to the Closing, and, in each case, Pubco shall use commercially reasonable efforts to, or shall cause one or more of its Subsidiaries to use commercially reasonable efforts to, maintain in effect for a period of six years from the Closing Date, directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror, the Company or their respective agents or Representatives, as applicable) on terms not materially less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that (i) each of Acquiror and the Company to the extent unable to otherwise maintain such insurance using commercially reasonable efforts may (as applicable) cause coverage to be extended under their respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable in the aggregate than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing Date (the policy purchased in respect of the Company, the “Company Tail”, the policy purchased in respect of the Acquiror, the “Acquiror Tail” and each, a “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Pubco be required to expend an annual premium for either such D&O Tail in excess of 300% of the last annual payment made (as applicable) by Acquiror or the Company or any of their respective Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof; provided that, in such event, Pubco shall purchase the maximum coverage available for 300% of the most recent annual premium paid (as applicable) by Acquiror and the Company and/or their respective Subsidiaries prior to the date of this Agreement.

(c) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof (and the Indemnitee Affiliates shall be subrogated to the Acquiror, the Company and their respective Subsidiaries for any claim paid by such Indemnitee Affiliate pursuant to this Section 8.01 paid by first resort to the Company, Acquiror or their respective Subsidiaries).

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Pubco Merger and each of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, Pubco, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, Pubco, the Surviving Corporation and the Surviving Entity. In the event that Acquiror, Pubco, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, Pubco the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Section 8.02 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii) and (iv) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror and each other Acquiror Party shall not, and shall cause each of their respective Subsidiaries not to:

(i) change, modify, supplement, restate or amend the Trust Agreement, the Articles of Association or any of the other Governing Documents of the Acquiror, Pubco, Corp Merger Sub or LLC Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Shareholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make (in a manner inconsistent with past practice), change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax with a Governmental Authority, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return in a manner inconsistent in any material respect with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding, for the avoidance of doubt, commercial Contracts not primarily relating to Taxes);

(iv) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater); provided that Acquiror and its Subsidiaries shall be permitted to enter into statements of work under Contracts existing on the date hereof between Acquiror and any of its Affiliates and disclosed in the SEC Reports;

(v) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability that would involve (x) payment of $1,000,000 individually or in the aggregate, (y) an agreement to accept or concede injunctive relief or (z) an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror, any other Acquiror Party or any of their respective Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Acquiror Class A Shares in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (y) issuance of Acquiror Class A Shares at not less than $10 per share on the terms set forth in the Subscription Agreements, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) make any capital contributions in any Person other than Acquiror or any of its Subsidiaries;

(ix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

(x) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 8.02.

(b) During the Interim Period, each Acquiror Party shall, and shall cause their respective Subsidiaries to comply with, and continue performing under, as applicable, the Articles of Association, the Trust Agreement, the Transaction Agreements, their respective Governing Documents and all other agreements or Contracts to which any Acquiror Party or their respective Subsidiaries may be a party.

Section 8.03 PIPE Investment.

(a) Unless otherwise approved in writing by the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision under any of the Subscription Agreements in a manner adverse to the Company and/or its Subsidiaries. Acquiror shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements in accordance with the terms thereof; (iii) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); and (iv) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations immediately prior to the First Merger. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement; (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by any party to any Subscription Agreement known to any Acquiror Party; (C) of the receipt of any material notice or other communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement in any material respects; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

(b) If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall use its commercially reasonable efforts to obtain promptly the PIPE Investment or such portions thereof from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Financing, Acquiror shall use its commercially reasonable efforts to enter into a subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Pubco Common Stock containing terms and conditions no less favorable from the standpoint of the Company, Acquiror and the Affiliates of Acquiror party thereto than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of the Acquiror). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Pubco Common Stock under any Alternative Subscription Agreement.

Section 8.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any Acquiror Party or their respective Subsidiaries by third parties that may be in an Acquiror Party’s or its Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Acquiror is subject to, or would result in the loss of, attorney-client privilege or other privilege from disclosure, each Acquiror Party shall, and shall cause their respective Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquiror Parties and their respective Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of the Acquiror Parties and their respective Subsidiaries that are in the possession of any of the Acquiror Parties or their respective Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Acquiror lieu of physical access in response to COVID-19 to the extent reasonably necessary. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.04, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 8.05 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Pubco Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the NYSE.

Section 8.06 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.07 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.08 Pubco Board of Directors, Committees and Officers.

(a) Within sixty (60) days following the date hereof, each of Acquiror and the Company shall deliver a written notice to the other Party listing the names of the individuals such Party wishes to designate as directors to the board of directors of Pubco in accordance with the criteria set forth on Section 8.08(a) of the Company Disclosure Letter. Each of Acquiror and the Company may (in its sole discretion) replace their respective director designees set forth on Section 8.08(a) of the Company Disclosure Letter with any other individual prior to the filing of the Registration Statement with the SEC by amending such Section 8.08(a) of the Company Disclosure Letter to include such replacement individual. The individuals designated by Acquiror and the Company pursuant to this Section 8.08(a) shall constitute the board of directors of Pubco as of the First Effective Time.

(b) Acquiror and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Acquiror or the Company) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement with the SEC.

(c) The sole officers of Pubco effective at the Closing shall be the officers of the Company as of immediately prior to the First Effective Time, with each such individual holding the title he or she held with the Company as of immediately prior to the First Effective Time. Acquiror and the Company may mutually agree by written agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror) to replace any such individual with any other individual prior to the filing of the Registration Statement with the SEC.

Section 8.09 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, subject to approval of the Acquiror Shareholders, an omnibus management incentive equity plan in a form and substance mutually agreeable to the Company and Acquiror providing for a share reserve pool equal to 10% of the number of shares of Pubco Common Stock outstanding as of the Closing (such plan, the “Incentive Equity Plan”).

Section 8.10 Compensation Matters. Following the date of this Agreement and prior to the Closing Date, the Acquiror will utilize the services of an independent compensation consultant to review and make recommendations with respect to post-Closing compensation arrangements for the Company’s senior executives, including terms and conditions relating to initial awards under the Incentive Equity Plan and customary employment agreements for key employees, subject to approval by the new board of directors.

Section 8.11 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.12 Investor Rights Agreement. Acquiror shall deliver to the Company a copy of the Investor Rights Agreement, duly executed by Sponsor and Pubco.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 9.08, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, each of the Acquiror Parties and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Acquiror Parties, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions (which shall include, for the avoidance of doubt, any consents and approvals of third parties set forth on Section 5.04(c) of the Company Disclosure Letter that the Company and the Acquiror mutually agree are to be obtained prior to Closing (but shall not include any other consents or approvals set forth on Section 5.04(c) of the Company Disclosure Letter)); and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Pubco, Corp Merger Sub, LLC Merger Sub, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02 Proxy Statement/Registration Statement; Acquiror Special Meeting.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement (and the Parties shall use commercially reasonable efforts to do so within twenty-eight (28) calendar days), (x) Acquiror and the Company shall, in accordance with this Section 9.02(a), jointly prepare and Acquiror shall file, or cause to be filed, with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing and/or directing its Subsidiaries and Representatives to reasonably cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Pubco Common Stock that constitute the Closing Share Consideration and (B) the shares of Pubco Common Stock that are issuable upon exercise of the Pubco Warrants (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably necessary or advisable or as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Transactions (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Pubco Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(v) Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call an extraordinary general meeting of the Acquiror Shareholders (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective, for the purpose of, among other things: (A) providing Acquiror Shareholders with the opportunity to redeem shares of Acquiror Class A Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Shareholder Redemption”); and (B) soliciting proxies from holders of Acquiror Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement, the authorization of the Plan of Merger and approval of the Transactions (including the Pubco Merger and the Mergers); (2) the issuance of shares of Pubco Common Stock in connection with the Pubco Merger and the First Merger (including as may be required under NYSE); (3) the amendment and restatement of the certificate of incorporation of Pubco in the form of the Pubco Charter attached as Exhibit C hereto; (4) the appointment of the individuals to Pubco’s board of directors in accordance with Section 8.08, and the designation of the classes of such appointees to the Acquiror’s board of directors; (5) the approval of the adoption of the Incentive Equity Plan; (6) any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (7) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (8) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that the board of directors of Acquiror determines that there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Shareholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason, except in accordance with Section 9.02(a)(vi).

(vi) Notwithstanding anything in this Agreement to the contrary, at any time prior to the obtaining the Acquiror Shareholder Approval, the board of directors of Acquiror may change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if such Change in Recommendation is required by applicable Cayman law, including Cayman law regarding fiduciary duties. Acquiror agrees that to the fullest extent permitted by applicable Law, its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Acquiror Shareholder Matters shall not be affected by any Change in Recommendation or other intervening event or circumstance, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the Acquiror Shareholder Matters, in each case, in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance.

(vii) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror Shareholders and for such supplement or amendment to be promptly disseminated to Acquiror Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Acquiror Shareholder Matters; or (iv) for purposes of satisfying the condition set forth in Section 10.01(f) hereof; provided that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, each Acquiror Party shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its equityholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its equityholders and/or their respective Affiliates and Representatives; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Each Acquiror Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with the Company, its equityholders or their respective controlled Affiliates.

Section 9.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Pubco shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Pubco shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Pubco Merger), each of the Parties intends that the Pubco Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder to which Acquiror and Pubco are parties under Section 368(b) of the Code (the “Domestication Intended Income Tax Treatment”). For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Pubco and the Company are parties under Section 368(b) of the Code (collectively, the “Acquisition Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Domestication Intended Income Tax Treatment and the Acquisition Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Domestication Intended Income Tax Treatment or the Acquisition Intended Income Tax Treatment by any Governmental Authority.

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the Pubco Merger from so qualifying for the Domestication Intended Income Tax Treatment or (ii) the First Merger and Second Merger from so qualifying for the Acquisition Intended Income Tax Treatment.

(d) Acquiror, Pubco and LLC Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Pubco Merger.

(e) The Company, Pubco, Corp Merger Sub and LLC Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Mergers.

(f) Any and all Tax allocation or Tax sharing agreements between the Company or any of its Subsidiaries, on the one hand, and any Pre-Closing Holder or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

Section 9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and which shall, notwithstanding anything therein to the contrary, terminate at the Closing and no longer remain in force or effect. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include “Confidential Information” (as defined in the Confidentiality Agreement); provided that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided further that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided further that, notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 9.06 Cooperation; Further Assurances.

(a) Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

(b) (i) The Company and Acquiror shall use their commercially reasonable efforts to cooperate promptly after signing to design and implement compliance policies and procedures appropriate for an exchange listed company, and (ii) the Company shall use commercially reasonable efforts to comply with applicable Compliance Laws in a manner consistent with past practice.

Section 9.07 Employee Matters.

(a) Acquiror shall, or shall cause an Affiliate of Acquiror to, for the period lasting until twelve (12) months after the Closing Date (or, if earlier, until the date of the applicable employee’s termination of employment with Acquiror or its Affiliates), provide to each employee employed by the Company or any of its Subsidiaries immediately prior to the Closing who continues as an employee immediately following the Closing (each a “Continuing Employee”) (a) a base salary or hourly wage rate and annual cash bonus opportunity that are no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date, and (b) other employee benefits (excluding equity, retention, defined benefit pension and retiree medical benefits, except as required by applicable Law) that are substantially comparable in the aggregate to those provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.

(b) Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Company and its Subsidiaries to recognize, each Continuing Employee’s employment or service with the Company or any of its Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Company, any of its Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (excluding benefit accruals under a defined benefit pension plan); provided, that no such credit will result in any duplication of benefits. With respect to any welfare benefit plan in which Continuing Employees participate in the plan year in which the Closing occurs, Acquiror shall cause each Continuing Employee (and any eligible dependent) to be able to participate without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions and shall credit the Continuing Employees with any expenses covered by a comparable plan prior to Closing for purposes of determining deductibles, co-pays and other applicable limits.

(c) This Section 9.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.07, express or implied, shall confer upon any other Person (including, for the avoidance of doubt, any Company Employee or Continuing Employee) any rights (including third-party beneficiary rights) or remedies of any nature whatsoever under or by reason of this Section 9.07. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 9.07 shall not create any right in any employee or any other Person to any continued employment with Acquiror or any of its Affiliates for any specific period of time or compensation or benefits of any nature or kind whatsoever.

(d) Without duplication to the payments made pursuant to Section 3.03(b)(iii), each participant holding an LTIP Award that is outstanding as of immediately prior to the Closing Date shall be eligible to be paid an amount set forth in individual letters to such participants in respect of the LTIP for an aggregate amount not to exceed $2,100,000, which shall be paid in accordance with the criteria set forth in this Section 9.07(d), as follows: (i) the First LTIP Payment shall be paid on the first payroll date following the Closing Date to the recipients and in such amounts set forth on the Allocation Schedule, and (ii) the Second LTIP Payment shall be paid on the first payroll date following the first anniversary of the Closing Date, subject in each case, to the participant’s continuous employment or service with Pubco or any of its Subsidiaries on each such payment date. No other amounts under the LTIP are required to be paid in connection with or following the Closing.

Section 9.08 HSR Act and Regulatory Approvals.

(a) Each of Acquiror and the Company shall use, and the Company shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Governmental Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Authorities which are required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals, Governmental Orders, Permits, authorizations, declarations, filings and notices referred to in Section 5.05 and Section 6.05. Without limiting the foregoing, Acquiror and the Company shall (i) make all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Regulatory Laws with respect to the Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act or other Regulatory Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Regulatory Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with the matters described in this Section 9.08, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Regulatory Laws.

(b) Each of Acquiror and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade in the jurisdictions, or to regulate foreign investment, in which the Company and its Subsidiaries carry on business (collectively, the “Regulatory Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Law, the Company shall use commercially reasonable efforts, and Acquiror shall cooperate with the Company, to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Acquiror and the Company decide that litigation is not in their respective best interests. Each of Acquiror and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Regulatory Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 9.08, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s or any of the Subsidiaries’ respective businesses.

(c) Each of the Company and Acquiror shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 9.09 Post-Closing Transaction Expenses. All Company Transaction Expenses and Acquiror Transaction Expenses not paid on the Closing Date shall be paid by Pubco as promptly as practicable thereafter.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) Governmental Approvals. (i) The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated and (ii) the Parties shall have received the authorizations, consents, clearances, waivers and approvals set forth on Section 10.01(a) of the Company Disclosure Letter from the applicable Governmental Authority.

(b) No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Shareholder Redemption.

(d) Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been duly obtained in accordance with the Companies Act, the Articles of Association and the rules and regulations of NYSE.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) Available Closing Acquiror Cash. The Available Closing Acquiror Cash and freely available cash in the Company Bank Accounts shall not be less than $345,000,000.

(g) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 5.06(a) (Current Capitalization) shall be true and correct as of the Closing Date other than de minimis inaccuracies; provided that this condition shall be deemed satisfied so long as such inaccuracy does not increase the Closing Cash Consideration or the Closing Share Consideration.

(iii) The representations and warranties of the Company contained in Section 5.22(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iv) The representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.06(a) (Current Capitalization) and Section 5.22(a) (Absence of Changes)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement and the applicable stockholders of the Company in the Company Holders Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured within twenty (20) days after written notice of such breach has been delivered by Acquiror (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Company Credit Facility. No default or event of default shall have occurred and be continuing under the Company Credit Agreement.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Sponsor and the Acquiror Parties in this Agreement and the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured within twenty (20) days after written notice of such breach has been delivered by the Company.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 20 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 12, 2021 (the “Termination Date”); (iii) the consummation of the Pubco Merger or the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order, (iv) if the Company does not deliver the Company Stockholder Approval duly executed by the Requisite Company Stockholders within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders and the Company or (v) the 2020 Audited Financial Statements (x) have not been delivered to Acquiror within 15 Business Days after the date hereof, (y) are not accompanied by an unqualified opinion from the Company’s auditor and/or (z) with respect to the Company and its Subsidiaries taken as a whole, differ in any material and adverse respect from the Unaudited Financial Statements; provided that, the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if an Acquiror Party’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party, then, for a period of up to 20 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Pubco Merger or the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided that the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other if the Special Meeting has been held, Acquiror Shareholders have duly voted, and approval of the Acquiror Shareholder Matters by the Acquiror Shareholders has not been obtained (subject to any adjournment, postponement or recess of the meeting); provided that the right to terminate this Agreement under this Section 11.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 9.02(a)(v)

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13 (Enforcement), in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or Intentional Breach by such Party occurring prior to such termination. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 (Amendments) and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows; provided that any notice or other communication delivered pursuant to clauses (i), (ii) or (iii) shall be accompanied by an e-mail during normal business hours (and otherwise as of the immediately following Business Day):

(a) If to Acquiror, Pubco, Corp Merger Sub or LLC Merger Sub, to:

Cerberus Telecom Acquisition Corp.

875 Third Avenue

New York, NY 10022

Attn: Nick Robinson, Mike Palmer

E-mail: nrobinson@cerberus.com, mpalmer@cerberus.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Neil Whoriskey, Scott Golenbock and Iliana Ongun

E-mail: nwhoriskey@milbank.com, sgolenbock@milbank.com and iongun@milbank.com

(b) If to the Company, to:

KORE Wireless Group Inc.

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

Attention:  Romil Bahl (President & CEO)

        Puneet Pamnani (Executive VP and CFO)

Email: RBahl@korewireless.com

  PPamnani@korewireless.com

with copies (which shall not constitute notice) to:

c/o ABRY Partners II, LLC

888 Boylston St, Suite 1600

Boston, MA 02199

Attention:  Rob MacInnis

        Tomer Yosef-Or

        Garrett Blank

Email: rmacinnis@abry.com

  tyosefor@abry.com

  gblank@abry.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Joshua Kogan, P.C.

        Joshua N. Korff, P.C.

        Amanda C. Border

Email: joshua.kogan@kirkland.com

  jkorff@kirkland.com

  amanda.border@kirkland.com

If to Pubco, Surviving Corporation or Surviving Entity, to:

KORE Wireless Group Inc.

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

Attention:  Romil Bahl (President & CEO)

        Puneet Pamnani (Executive VP and CFO)

Email: RBahl@korewireless.com

  PPamnani@korewireless.com

with copies (which shall not constitute notice) to:

c/o ABRY Partners II, LLC

888 Boylston St, Suite 1600

Boston, MA 02199

Attention:  Rob MacInnis

        Tomer Yosef-Or

        Garrett Blank

Email: rmacinnis@abry.com

  tyosefor@abry.com

  gblank@abry.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Joshua Kogan, P.C.

        Joshua N. Korff, P.C.

        Amanda C. Border

Email: joshua.kogan@kirkland.com

  jkorff@kirkland.com

  amanda.border@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.13 and Section 12.14, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, then the Acquiror shall pay or cause to be paid, the Company Transaction Expenses, Acquiror Transaction Expenses, in each case in accordance with Section 3.03(b)(iv) and Section 9.09.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction other than the State of Delaware.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Letters is included solely for informational purposes. No disclosure in the Disclosure Letters shall be construed as an admission that such information is material to, or required to be disclosed by, the Company or Acquiror, as applicable, nor shall any disclosure be construed to establish a standard of materiality or the existence or likelihood of a material adverse effect.

Section 12.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Confidentiality Agreement, dated as of November 11, 2020, by and between Kore Wireless Inc. and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of Acquiror and the Company which makes reference to this Agreement.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, Pubco Merger Sub, Corp Merger Sub or LLC Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby irrevocably and unconditionally waives and releases, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 12.16 Acknowledgments.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror in connection with the Transactions; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company, with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgments, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17 Provisions Respecting Representation of the Acquiror and Company.

(a) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Milbank LLP (“Acquiror Counsel”) may serve as counsel to Acquiror and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Acquiror Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Acquiror Counsel (or any of its respective successors) may serve as counsel to Acquiror Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of Acquiror Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Acquiror Counsel acting as counsel to Acquiror or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Acquiror Counsel and Acquiror or the Acquiror Group or Acquiror Counsel and any of Acquiror’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Acquiror Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Acquiror Privileged Communications in any action against or involving any of the Acquiror Parties after the Closing. In addition, if the Pubco Merger, the Mergers and the other Transactions are consummated, all Acquiror Privileged Communications related to such transactions will become the property of (and be controlled by) the Acquiror Group, and none of the Company or any of its Subsidiaries or any of their respective successors or assigns shall retain any copies of such records or have any access to them. In the event that the Company or any of its Subsidiaries or any of their respective successors or assigns is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Acquiror Privileged Communications, the Company or any of its Subsidiaries or any of their respective successors or assigns (as applicable) shall be entitled to access or obtain a copy of and disclose the Acquiror Privileged Communications to the extent necessary to comply with any such legal requirement or request.

(b) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Kirkland & Ellis LLP (“Seller Counsel”) may serve as counsel to Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Seller Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, stockholder, officer, employee, successor or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Seller Counsel acting as counsel to the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Counsel and the Company or the Seller Group or Counsel and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Seller Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Seller Privileged Communications in any action against or involving any of the Parties after the Closing. In addition, if the Pubco Merger, the Mergers and the other Transactions are consummated, all Seller Privileged Communications related to such transactions will become the property of (and be controlled by) the Seller Group, and no Acquiror Party, the Company, any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that any Acquiror Party is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Seller Privileged Communications, such Acquiror Party shall be entitled to access or obtain a copy of and disclose the Seller Privileged Communications to the extent necessary to comply with any such legal requirement or request.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CERBERUS TELECOM ACQUISITION CORP.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING PUBCO, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING CORP MERGER SUB, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING LLC MERGER SUB, LLC

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

MAPLE HOLDINGS INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer and Secretary

[Signature Page to Merger Agreement]